EXPLANATORY NOTE

This Amendment No. 33 to the Registration Statement of American Beacon Institutional Funds Trust (the “Registrant”) on Form N-1A (File No. 811-23239) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”), to amend and supplement Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 23, 2024, under the 1940 Act (Accession No. 0001133228-24-001054) (“Registration Statement”), as pertaining to the Part A and the Part B of the Registration Statement. The Part A and the Part B of the Registration Statement and the supplement to the Part A and the Part B of the Registration Statement, as filed in Amendment No. 32 to the Registration Statement on May 1, 2024 (Accession No. 0001133228-24-005064), are incorporated herein by reference.

The securities described in the Registration Statement are offered in a private placement that does not involve a “public offering” within the meaning of Section 4(a)(2) of the Securities Act of 1933, as amended (“1933 Act”), and Regulation D (including Rule 506(b)) thereunder, and have not been registered with or approved or disapproved by the Commission under the 1933 Act or any other regulatory authority of any jurisdiction, nor has the Commission passed upon the accuracy or adequacy of any part of the Registration Statement. Any representation to the contrary is a criminal offense.

The securities described in the Registration Statement are being offered for investment only to qualified plans, investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act, and that are also “qualified purchasers” as defined in Section 2(a)(51) of the 1940 Act.

Amendment to the Part A and the Part B of the Private Placement Memorandum

July 16, 2024

Dear Investor,

The purpose of this amendment is to update Part A and Part B of the Private Placement Memorandum of the American Beacon Diversified Fund (the “Fund”), a series of American Beacon Institutional Funds Trust (the “Trust”), dated March 1, 2024, as follows:

Effective July 1, 2024, Doug Campbell of Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) is added as a Portfolio Manager for the Fund. In addition, effective July 1, 2024, Judd Peters of Hotchkis no longer serves as a Portfolio Manager for the Fund. Accordingly, effective as of July 1, 2024, all references to Mr. Peters in the Part A and Part B of the Private Placement Memorandum are removed, and the following changes are made to the Part A and Part B of the Private Placement Memorandum:

I.	On page 8 of the Part A of the Private Placement Memorandum, under the heading “Portfolio Managers”, the information regarding Hotchkis and Wiley Capital Management, LLC is deleted and replaced with the following:

George Davis Principal, Portfolio Manager, and Executive Chairman Since Fund Inception (2017)	Doug Campbell Portfolio Manager Since 2024

Scott McBride Portfolio Manager and Chief Executive Officer Since Fund Inception (2017)	Patricia McKenna Principal and Portfolio Manager Since Fund Inception (2017)

II.	On page 27 of the Part A of the Private Placement Memorandum, under the heading “Fund Management – The Sub-Advisors – Hotchkis and Wiley Capital Management, LLC (“Hotchkis”),” the last two sentences of the second paragraph are deleted and replaced with the following:

George Davis, Doug Campbell, Scott McBride, and Patricia McKenna participate in the investment research review and decision-making process for the Fund. Mr. McBride, Mr. Campbell and Mr. Davis coordinate the day-to-day management of the Fund:

III.	On page 27 of the Part A of the Private Placement Memorandum, under the heading “Fund Management – The Sub-Advisors – Hotchkis and Wiley Capital Management, LLC (“Hotchkis”),” the fourth paragraph is deleted and replaced with the following:

Doug Campbell, Portfolio Manager, joined Hotchkis’ investment team in 2017 and has been a Portfolio Manager since 2023. In his role as portfolio manager, Mr. Campbell plays an integral part in the investment research review and decision-making process as well as coordinates the day-to-day management of large cap fundamental value and large cap diversified value portfolios. He also provides expertise in capital goods, technology and energy sectors. Prior to joining the firm, Mr. Campbell was an equity research analyst at Dodge & Cox.  After a short period as an entrepreneur, Mr. Campbell continued his equity research career with internships at Causeway Capital Management and Capital Group.  Mr. Campbell received his BS in Mathematics and Economics from Stanford University and MBA from the Stanford Graduate School of Business.

IV.	On page 51 of the Part B of the Private Placement Memorandum, under the heading “Portfolio Managers,” under Hotchkis and Wiley Capital Management, LLC, the table relating to Hotchkis is deleted and replaced with the following:

	Number of Other Accounts Managed and Assets by Account Type			Number of Accounts and Assets for which Advisory Fee is Performance-Based
Name of Investment Advisor and Portfolio Manager	Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts	Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts
Hotchkis and Wiley Capital Management, LLC
George Davis	23 ($17.6 bil)	10 ($1.8 bil)	55 ($6.0 bil)	2 ($11.3 bil)	1 ($49.5 mil)	4 ($688.9 mil)
Scott McBride	23 ($17.6 bil)	10 ($1.8 bil)	55 ($6.0 bil)	2 ($11.3 bil)	1 ($49.5 mil)	4 ($688.9 mil)
Patricia McKenna	23 ($17.6 bil)	10 ($1.8 bil)	55 ($6.0 bil)	2 ($11.3 bil)	1 ($49.5 mil)	4 ($688.9 mil)
Doug Campbell*	22 ($20.3 bil)	10 ($2.4 bil)	54 ($6.6 bil)	2 ($13.7 bil)	1 ($49.1 mil)	4 ($811 mil)

*As of May 31, 2024.

****************************************************************************

PLEASE BE SURE TO RETAIN THIS IMPORTANT INFORMATION WITH YOUR PRIVATE PLACEMENT MEMORANDUM FOR FUTURE REFERENCE.